EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the “Agreement”), made this 20th day of August, 2004, by and among Yardville National Bancorp, a New Jersey corporation (the “Company”), Yardville National Bank, a wholly owned subsidiary of the Company (the “Bank”), and Jay G. Destribats (the “Executive”).

W I T N E S S E T H

     WHEREAS, the Company and the Bank desire to retain the services of the Executive as Chairman of the Bank and the Company; and

     WHEREAS, the Company previously entered into an employment agreement with the Executive dated January 31, 2003; and

     WHEREAS, the Executive and the respective Boards of Directors of the Bank and the Company desire to enter into an updated and revised employment agreement setting forth the terms and conditions of the continuing employment of the Executive and the related rights and obligations of each of the parties.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

     1. Employment. The Executive is employed as Chairman of the Bank and the Company, reporting directly to their respective Boards of Directors. The Executive shall render such administrative and management services as are customarily provided by persons employed in similar executive capacities and shall have such other powers and duties as the Board of Directors of the Company or the Bank may prescribe from time to time.

     2. Location and Facilities. The Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company and the Bank, or at such other site or sites customary for such offices.

     3. Term.

a.	The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.	On each anniversary of the Effective Date prior to a termination of the Agreement, the term under this Agreement shall be extended automatically for an additional one (1) year period beyond the then effective expiration date without action by any party, provided that neither the Company and the Bank, on the one hand, nor Executive, on the other, shall have given written notice at least sixty (60) days prior to such anniversary date of their or his desire that the term not be extended.

     4. Base Compensation.

a.	The Company and the Bank agree to pay the Executive during the term of this Agreement a base salary at the rate of $270,000.00 per year, payable in accordance with customary payroll practices.

b.	The Board of Directors of the Bank (or a designated Committee thereof) shall review annually the rate of the Executive’s base salary based upon factors they deem relevant, and may maintain or increase his salary, provided that no such action shall reduce the rate of salary below the rate in effect on the Effective Date.

c.	In the absence of action by the Board of Directors of the Bank (or a designated Committee thereof), the Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board of Directors of the Bank under the provisions of this Section 4.

     5. Bonuses. The Executive shall be entitled to participate in any discretionary bonuses or other incentive compensation programs that the Company or the Bank may award from time to time to senior management employees, pursuant to bonus plans or otherwise. For 2004, the Executive’s bonus shall be determined in accordance with Appendix A to this Agreement.

     6. Benefit Plans. The Executive shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, and retirement plans, stock compensation plans and other benefit programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees.

     7. Vacation and Leave.

a.	The Executive shall be entitled to vacations and other leave in accordance with Bank policy for senior executives, or otherwise as approved by the Boards of Directors of the Company or the Bank.

b.	In addition to paid vacations and other leave, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties for such additional periods of time and for such valid and legitimate reasons as the Boards of Directors of the Company and the Bank may in their discretion determine. Further, the Boards of Directors may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Boards of Directors, in their discretion, may determine.

     8. Expense Payments and Reimbursements. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company or the Bank.

     9. Automobile Allowance. During the term of this Agreement, the Executive shall be entitled to an automobile allowance on terms no less favorable than those in effect immediately prior to the execution of this Agreement. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Company or the Bank from time to time, and the Company or the Bank shall annually include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of the automobile.

     10. Loyalty and Confidentiality.

a.	During the term of this Agreement the Executive: (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, the Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company and the Bank or any of their subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation; and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and the Bank.

b.	Nothing contained in this Agreement shall prevent or limit the Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

c.	The Executive agrees to maintain the confidentiality of any and all information concerning the operations or financial status of the Company and the Bank; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which he may be exposed during the course of his employment. The Executive further agrees that, unless required by law or specifically permitted by the Boards of Directors in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and the Bank.

     11. Termination and Termination Pay. Subject to Section 12 of this Agreement, the Executive’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. The Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due to the Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate upon the retirement of the Executive under the retirement benefit plan or plans in which he participates under Section 6 of this Agreement or otherwise.

c.	Disability.

i.	The Company, the Bank, or the Executive may terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Boards of Directors of the Company and the Bank shall determine in good faith whether or not the Executive is disabled for purposes of this Agreement. As a condition to any benefits, the Board may require the Executive to submit proof of the carrier’s or the Social Security Administration’s determination of disability.

ii.	In the event of such Disability, the Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, the Executive shall be entitled to receive a disability benefit in accordance with Section 3 of the Bank’s Supplemental Executive Retirement Plan (the “SERP”). In the event such SERP is not in effect or the Executive is not a SERP participant on the date of Disability, the Executive shall continue to receive one-hundred percent (100%) of his monthly base salary (at the annual rate in effect on his date of termination) through the earlier of the date of the Executive’s death, the date he attains age 65 or the date which is three (3) years after the Executive’s termination date. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to the Executive under any other disability program sponsored by the Company or the Bank.

iii.	In addition, during any period of the Executive’s Disability in which he is receiving payments under this Section 11(c), the Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company and the Bank in which Executive participated prior to his Disability, on the same terms as if Executive were actively employed by the Company and the Bank through the earlier of the date of the Executive’s death, the date he attains age 65 or the date which is three (3) years after the Executive’s termination date.

d.	Just Cause.

i.	The Boards of Directors of the Company or the Bank may, by written notice to the Executive in the form and manner specified in this paragraph, immediately terminate his employment with the Company or the Bank, respectively, at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause, except for previously vested benefits. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Company’s or the Bank’s Board of Directors, the Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform duties under this Agreement;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

ii.	Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Just Cause by the Company or the Bank unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Boards of Directors of the Company or the Bank at a meeting of such Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board with counsel), finding that, in the good faith opinion of such Board, the Executive was guilty of conduct described above and specifying the particulars thereof.

e.	Voluntary Termination by Executive. In addition to his other rights to terminate employment under the Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Boards of Directors of the Company and the Bank, in which case the Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

f.	Without Just Cause or With Good Reason.

i.	In addition to termination pursuant to Sections 11(a) through 11(e), (x) the Boards of Directors of the Company or the Bank, may, by written notice to the Executive, immediately terminate his employment at any time for a reason other than Just Cause (a termination “Without Just Cause”) and (y) the Executive may, by written notice to the Boards of the Company and the Bank, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason” as defined below (a termination “With Good Reason”).

ii.	Subject to Section 12 hereof, in the event of termination under this Section 11(f), the Executive shall be entitled to receive his annual base salary and the bonus that would have been paid for the remaining term of the Agreement, including any renewals or extensions thereof, determined by reference to the highest annual rate of base salary in effect pursuant to Section 4 of this Agreement in any of the twelve (12) months immediately preceding the date of such termination and the highest annual cash bonus paid (or accrued on behalf of) the Executive in any of the three (3) completed calendar years immediately preceding the date of termination. The sum due under this Section 11(f) shall be paid in one lump sum within thirty (30) calendar days of such termination. Also, in such event, the Executive shall, for a thirty-six (36) month period, continue to participate in any benefit plans of the Company and the Bank that provide health (including medical and dental), or life insurance, or similar coverage, upon terms no less favorable than the most favorable terms provided to senior executives of the Company or the Bank during such period. In the event that the Company or the Bank is unable to provide such coverage by reason of the Executive no longer being an employee, the Company or the Bank shall provide the Executive with comparable coverage on an individual policy basis or, if individual coverage is not available, provide a cash payment equivalent to the value of such coverage.

iii.	“Good Reason” shall exist if, without the Executive’s express written consent, the Company or the Bank materially breach any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon any of the following:

(1)	A material reduction in the Executive’s responsibilities or authority, or a requirement that the Executive report to any person or group other than the Boards of Directors of the Company and the Bank (or any other effective reduction in reporting responsibilities) in connection with his employment with the Company or the Bank;

(2)	Assignment to the Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(3)	Failure of the Executive to be nominated or renominated to the Boards of Directors of the Company or the Bank;

(4)	A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which he was entitled prior to the Change in Control;

(5)	Termination of incentive and benefit plans, programs or arrangements, or reduction of the Executive’s participation, to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date; or

(6)	A requirement that the Executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office of the Bank, or the assignment to the Executive of duties that would reasonably require such a relocation.

iv.	Notwithstanding the foregoing, a reduction in base salary or a reduction or elimination of the Executive’s participation or benefits under one or more benefit plans maintained by the Company or the Bank as part of a good faith, overall reduction in salary or reduction or elimination of such plan or plans or benefits thereunder, applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with law), shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Company or the Bank, or any company that controls either of them, under a plan or plans in or under which the Executive is not entitled to participate.

v.	Notwithstanding anything in this Agreement to the contrary, during the twelve (12) month period beginning on the effective date of a Change in Control (as defined in Section 12(a)), and continuing through the first anniversary of such date, the Executive may voluntarily terminate his employment under this Agreement for any reason and such termination shall constitute termination With Good Reason.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company, the Bank or the Executive pursuant to Section 11(f) and continuing until the six month anniversary of the effective date of such termination, (i) the obligations of the Executive under Section 10(c) of this Agreement will continue in effect (ii) the Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, or mortgage company which offers products or services competing with those offered by the Company or the Bank from any office within fifty (50) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Company or the Bank and any of its employees, agents, or representatives.

     12. Termination in Connection with a Change in Control.

     a. “Change in Control” means any one of the following events occurs:

i.	Merger: the Company merges into or consolidates with another corporation, or merges another corporation into the Company and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.	Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

iii.	Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (c) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least three-fourths (3/4) (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of the Company’s assets.

b.	If within the period beginning six (6) months prior to and ending three (3) years after a Change in Control, (i) the Company or the Bank shall terminate the Executive’s employment Without Just Cause, or (ii) the Executive shall voluntarily terminate his employment With Good Reason, the Company and the Bank shall, within thirty (30) calendar days of the termination of the Executive’s employment, make a lump-sum cash payment to him equal to three (3) times the sum of the Executive’s (x) highest annual rate of base salary during the thirty-six (36) month period preceding the effective date of the Change in Control and (y) the highest annual bonus or similar incentive compensation paid to the Executive or accrued on the Executive’s behalf during the three (3) most recently completed calendar years preceding the effective date of the Change in Control. This cash payment shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of a termination in such period. Also, in such event, the Executive shall, for a thirty six (36) month period, continue to participate in any benefit plans of the Company and the Bank that provide health (including medical and dental) or life insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period. In the event that the Company or the Bank is unable to provide the coverage referred to in the preceding sentence by reason of the Executive no longer being an employee, the Company and the Bank shall provide the Executive with comparable coverage on an individual policy basis or, if individual coverage is not available, provide a cash payment equivalent to the value of such coverage.

     13. Indemnification and Liability Insurance.

a.	Indemnification. The Company and the Bank agree to indemnify the Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or executive of the Company or the Bank or any of their subsidiaries (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities). Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, and attorney’s fees and the cost of reasonable settlements, such settlements to be approved by the Boards of Directors of the Company or the Bank, if such action is brought against the Executive in his capacity as an Executive or director of the Company or the Bank or any of their subsidiaries. Indemnification for expenses shall not extend to matters for which the Executive has been terminated for Just Cause. Nothing contained herein shall be deemed to provide indemnification otherwise prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period in which indemnification of the Executive is required under this Section 13, the Company or the Bank shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Company and the Bank, at least equivalent to such coverage provided to directors and senior Executives of the Company or the Bank.

     14. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Company or the Bank shall reimburse the Executive for all out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Executive in connection with successful enforcement by the Executive of the obligations of the Company or the Bank to the Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company or the Bank take some action specified by this Agreement (i) as a result of court order; or (ii) otherwise by the Company or the Bank following an initial failure of the Company or the Bank to pay such money or take such action promptly after written demand therefor from the Executive stating the reason that such money or action is or was due under this Agreement.

     15. Adjustment of Certain Payments and Benefits.

a.	Tax Indemnification. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit or distribution made or provided by the Company or the Bank to or for the benefit of the Executive (whether made or provided pursuant to the terms of this Agreement or otherwise) (each referred to herein as a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b.	Determination of Gross-Up Payment. Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Company and the Bank as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company, the Bank and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company and the Bank. All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Bank. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by the Company to the Executive within five business days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment will not have been made by the Company and the Bank which should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company and the Bank exhaust their remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company or the Bank to or for the benefit of the Executive.

c.	Treatment of Claims. The Executive shall notify the Company and the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment to be made. Such notification shall be given as soon as practicable, but no later than ten business days, after the Executive is informed in writing of such claim and shall apprise the Company and the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company and the Bank (or any shorter period ending on the date that payment of taxes with respect to such claim is due). If the Company or the Bank notifies the Executive in writing prior to the expiration of this period that it desires to contest such claim, the Executive shall:

i.	give the Company and the Bank any information reasonably requested by the Company and the Bank relating to such claim;

ii.	take such action in connection with contesting such claim as the Company and the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and the Bank;

iii.	cooperate with the Company and the Bank in good faith in order to effectively contest such claim; and

iv.	permit the Company and the Bank to participate in any proceedings relating to such claim; provided, however, that the Company and the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and indemnity and hold the Executive harmless, on an after-tax basis, for any Excise Tax or related taxes, interest or penalties imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), the Company and the Bank shall control all proceedings taken in connection with such contest and, at their option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim and may, at their option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Further, the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company and the Bank shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company and the Bank shall advance the amount of such payment to the Executive, on an interest-free basis (including interest or penalties with respect thereto). Furthermore, the Company’s and the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

d.	Adjustments to the Gross-Up Payment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s compliance with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after applicable taxes). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and such denial of refund occurs prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     16. Injunctive Relief. If there is a breach or threatened breach of Section 11(g) of this Agreement, the Company or the Bank and the Executive agree that there is no adequate remedy at law for such breach, and that the Company and the Bank each shall be entitled to injunctive relief restraining the Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that the Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Company and the Bank under Section 12 of this Agreement.

     17. Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank that acquires, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Bank.

b.	Since the Bank and the Company are contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank and the Company.

     18. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

     19. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch office of the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to the Executive at his home address as maintained in the records of the Company and the Bank.

     20. Joint and Several Liability; Payments by the Company and the Bank. To the

extent permitted by law, except as otherwise provided herein, the Company and the Bank shall be jointly and severally liable for the payment of all amounts due under this Agreement. The Company hereby agrees that it shall be jointly and severally liable with the Bank for the payment of all amounts due under this Agreement and shall guarantee the performance of the Bank’s obligations hereunder, provided that the Company shall not be required by this Agreement to pay to the Executive a salary or any bonuses or any other cash payments, except in the event that the Bank does not fulfill its obligations to the Executive for such payments.

     21. No Plan Created by this Agreement. The Executive, the Company and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provisions of this Agreement are intended to, or shall be deemed to, create any “plan” for purposes of the Employee Retirement Income Security Act of 1974 (ERISA) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

     22. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as otherwise specifically provided for herein.

     23. Applicable Law. Except to the extent preempted by federal law, the laws of the State of New Jersey shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     24. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remaining provisions hereof.

     25. Headings. Headings contained herein are for convenience of reference only.

     26. Entire Agreement. This Agreement, together with any understandings or modifications agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6. This agreement supercedes and replaces in its entirety any previous employment agreements between or among the Company, the Bank and the Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Attest:	YARDVILLE NATIONAL BANCORP

	By:	/s/ Patrick M. Ryan

/s/ Daniel J. O’Donnell	Title:	President/CEO

Daniel J. O’Donnell, Secretary

Attest:	YARDVILLE NATIONAL BANK

	By:	/s/ Patrick M. Ryan

/s/ Daniel J. O’Donnell	Title:	President/CEO

Daniel J. O’Donnell, Secretary

/s/ Daniel J. O’Donnell	/s/ Jay G. Destribats

Witness, Daniel J. O’Donnell	Jay G. Destribats